Exhibit 99.1

FOR IMMEDIATE RELEASE
Harris Interactive® Announces Restructuring Yielding Cost Savings of Approximately
$10 Million
ROCHESTER, N.Y. — March 13, 2009 — Harris Interactive (NASDAQ: HPOL) today announced a further reduction in force that will align its cost structure with revenues, and yield approximately $10 million in annualized cost savings and other non-labor savings. This amount is in addition to annual savings of $9.5 million resulting from the headcount reduction and reorganization previously announced and implemented on December 17, 2008.
These headcount reductions were partly driven by a new streamlined and client-focused organization structure implemented over the past few months as part of a new strategic plan, creating integrated client teams that deliver industry, solutions, and project management expertise. This integrated structure enhances the organization’s ability to meet client requirements more efficiently in a coordinated and seamless fashion, replacing a less efficient organization structure with duplicative staffing. In addition, newly formed Centers of Excellence will strengthen the Company’s ability to develop innovative and forward-looking products and services.
Kimberly Till, President and CEO of Harris Interactive, commented that “In this difficult economic market, we are committed to efficiently managing the Company and organizing our resources to best support our clients. This new structure enables us to deliver on our commitments to clients and bring them a deeper level of insight and innovation, while also right-sizing Harris and aligning our resources with client requirements. We have developed a clear strategy and differentiated value proposition which we are now implementing for the benefit of our clients. We are putting the right people in the right places to make sure we can successfully implement our strategy.” Till added, “Now we have a more flexible organizational structure combined with a management mandate to act proactively to align our resources and cost structure to serve our clients in an efficient and profitable manner.”
The Company reduced U.S. employee headcount by approximately 90 people, or about 16% of its total U.S. full-time workforce. The headcount reductions involved the Company’s research, project management, operations, marketing, sales, and corporate functions throughout its U.S. locations. The Company expects that the associated severance charges will not exceed $2.8 million. The severance charges will be recorded in the Company’s results of operations for the third quarter of fiscal 2009, however, cash payments will continue to be made through March 2010. These reductions are in addition to the restructurings previously announced in October and December 2008. Till noted, “These restructurings, taken together, align Harris’ cost structure to the reality of the market with an eye toward a sustaining future for Harris.”
About Harris Interactive
Harris Interactive is a global leader in custom market research. With a long and rich history in multimodal research, powered by our science and technology, we assist clients in achieving business results. Harris Interactive serves clients globally through our North American, European and Asian offices and a network of independent market research firms. For more information, please visit www.harrisinteractive.com.
Contact:	Harris Interactive Inc. Michael Burns Vice President, Investor Relations and External Reporting 585.214.7328 800.866.7655 x7328 mburns@harrisinteractive.com
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.